Exhibit 23 Consent Of Experts and Counsel


            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Long Island Financial Corp.:

We consent to incorporation by reference in the Registration Statements (Nos. 333-86111 and 333-83758 and 333-89870) on Form S-8 and (No. 333-104073) on Form
S-3 of Long Island Financial Corp. of our report dated March 11, 2005, relating to the consolidated balance sheets of Long Island Financial Corp. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report is incorporated by reference in the December 31, 2004 Annual Report on Form 10-K of Long Island Financial Corp.

/s/ KPMG LLP

New York, New York
March 14, 2005